Exhibit 99.1

MAX RE CAPITAL ANNOUNCES DIRECTOR RESIGNATION

HAMILTON, Bermuda, January 31, 2003 —Max Re Capital Ltd. (NASDAQ: MXRE BSX: MXRE BH) today announced the resignation of Mr. William Goodell from the Company’s Board of Directors.

Mr. Goodell’s resignation is occasioned by his acceptance of a new position as President of the Robertson Foundation and General Counsel of Tiger Management LLC, consistent with the policies of those entities. Mr. Goodell was formerly Chief Administrative Officer of Moore Global Investments, LLC and has been a director of the Company since February 2002.

Mr. Robert J. Cooney, Chairman, President & CEO stated “We are sorry to see Bill leave. He has made a valuable contribution to the Company during the short period he has been with us. We wish him well in his future endeavors.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., and Max Re Europe Limited offers customized risk financing solutions to life and health insurers, property and casualty insurers, and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by such statements include but are not limited to those discussed in the Company’s prospectus filed with the Securities and Exchange Commission. Max Re undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

http://maxre.bm

Keith S. Hynes	N. James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441-296-8800
keithh@maxre.bm	jimt@maxre.bm